UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.    )
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Ryder System, Inc.
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[The following is an e-mail to Company employees sent on April 27, 2023 from Robert E. Sanchez, Chairman and Chief Executive Officer]

Subject: Important Message to Employee Shareholders - VOTE YOUR RYDER SHARES!

If you own shares of Ryder stock, you should have received proxy materials for our 2023 Annual Meeting of Shareholders, being held on Friday, May 5, 2023, in person at the PGA National Resort, 400 Avenue of the Champions, Palm Beach Gardens, Florida. At this meeting, our shareholders, including many of you, will vote on six proposals.
As in the past, we ask that you vote with the Board’s recommendations in the Proxy Statement:
•"FOR" Proposals 1–3 and 5
•“1 YEAR” on Proposal 4
•"AGAINST" Proposal 6 (shareholder proposal requiring independent board chair)

Your vote is important because our Board opposes Proposal 6, which is on the ballot. Proposal 6 would require that the Chair of the Board be an independent director. As you may recall, we received a nearly identical proposal in 2019, which a majority of our shareholders voted AGAINST. We continue to believe this proposal is unnecessary and not in the interests of all of our shareholders. As such, the Board recommends a vote AGAINST Proposal 6. Please refer to our Proxy Statement for the Board’s full statement in opposition of Proposal 6.

Note About Accessing Proxy Materials:
If you own Ryder shares that are fully vested (e.g., through your 401(k), the Employee Stock Purchase Plan, or through Ryder’s Equity and Incentive Compensation Plan), you should have received a notice with instructions on how to electronically access the proxy materials and vote your shares. If you own shares through multiple accounts, you should have receive a separate notice with a 16-digit control number to vote your shares in each account.
Employees who elected to receive their account materials electronically should have received an e-mail notice in March 2023. Please make sure to check your junk folder if you do not find it in your inbox. Depending on how you own your shares, your notice could have come from one or more of the following entities:
•RYDER SYSTEM, INC.
•MORGAN STANLEY SMITH BARNEY
•FIDELITY INVESTMENTS
•NATIONAL FINANCIAL SERVICES (FIDELITY)
•REGISTRAR@PROXYVOTE.COM

Thank you for your continued support,
Robert Sanchez Chairman and CEO